EXHIBIT 21.1

SUBSIDIARIES OF THE COMPANY

Network Engines Securities Corporation, Massachusetts

Network Engines Holdings B.V., The Netherlands

Network Engines B.V., The Netherlands

Network Engines GmbH, Germany

IP Performance, Inc., Delaware

TidalWire Inc., Delaware